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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  000-27400


                            Cinram International Inc.
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             (Exact name of registrant as specified in its charter)

      2255 Markham Road, Toronto, Ontario, Canada M1B 2W3 (416) 298-8190
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)[ ]                  Rule 12h-3(b)(1)(i)[ ]
      Rule 12g-4(a)(1)(ii)[ ]                 Rule 12h-3(b)(1)(ii)[ ]
      Rule 12g-4(a)(2)(i)[X]                  Rule 12h-3(b)(2)(i)[ ]
      Rule 12g-4(a)(2)(ii)[ ]                 Rule 12h-3(b)(2)(ii)[ ]
                                              Rule 15d-6 ---------[ ]

Approximate number of U.S. holders of record as of the certification or notice date: 284

Pursuant to the requirements of the Securities Exchange Act of 1934 Cinram International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 13, 2003              By: Lewis Ritchie
      __________________________        ______________________________________
                                           Lewis Ritchie
                                           Executive Vice President, Finance and
                                           Administration



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(416) 360-5138

                            January     , 2003

VIA EDGAR TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
USA

                            Cinram International Inc.
                                     Form 15
                                     -------


Dear Sir or Madam:

                  On behalf of Cinram International Inc., attached for filing pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Form 15 with the Securities and Exchange Commission.

                  Please contact me at the number referenced above if you have any questions.

                                                   Very truly yours,



                                                   Lewis Ritchie


Enclosures
cc:      Monique Rabideau
                  FOGLER RUBINOFF
         Christopher J. Cummings
         Adam Givertz
                  SHEARMAN & STERLING